Exhibit 99.1




                  U. S. STEEL TO CLOSE STRAIGHTLINE BY YEAR END

     PITTSBURGH, Dec. 8, 2003 - United States Steel Corporation (NYSE: X)

announced today that it is closing its technology-enabled steel distribution unit Straightline Source effective December 31, 2003. As a result, U. S. Steel will record a fourth quarter pre-tax charge of approximately $25 million.

U. S. Steel intends to fulfill current contractual commitments Straightline has with customers and suppliers.